Exhibit 99.1

For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720

FOR IMMEDIATE RELEASE

GenOn Reports 1st Quarter 2012 Results

•                  Raised adjusted EBITDA guidance to $446 million from $440 million for 2012

•                  Raised adjusted EBITDA guidance to $669 million from $665 million for 2013

HOUSTON, TX — May 10, 2012 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $101 million for the first quarter of 2012 compared to $205 million for the same period of 2011.  The adjusted net loss was $76 million for the first quarter of 2012 compared to adjusted net income of $7 million for the same period last year.  GenOn reported a net loss of $32 million for the first quarter of 2012 compared to a net loss of $111 million for the same period of 2011.

Guidance

GenOn updated adjusted EBITDA guidance for 2012 and 2013 to $446 million and $669 million, respectively.  The guidance is based on forward commodity prices on April 9, 2012.  The previous guidance for the same periods using January 24, 2012 forward commodity prices was $440 million and $665 million for 2012 and 2013, respectively.  The current and prior guidance for both periods include deactivation of the coal units at Niles and Elrama on June 1, 2012.  The guidance amounts do not include any effects, which GenOn expects to be insignificant, from the operation of Niles unit 1 and Elrama unit 4 under reliability-must-run arrangements until October 1, 2012.

Financial Information

On March 31, 2012 GenOn had 772,487,968 common shares outstanding.

Net Loss to Adjusted Net Income (Loss) and Adjusted EBITDA

	Quarter Ended	Quarter Ended
(in millions)	March 31, 2012	March 31, 2011

Net Loss	$(32)	$(111)
Unrealized (gains) losses	(100)	79
Merger-related costs	2	23
Costs to deactivate generating facilities	35	—
Major litigation costs, net of recoveries	2	—
Lower of cost or market inventory adjustments, net	41	(8)
Advance settlement of out-of-market contract obligation	(20)	—
Loss on early extinguishment of debt	—	24
Other, net	(4)	—
Adjusted Net Income (Loss)	$(76)	$7

Provision for income taxes	—	3
Interest expense	89	109
Depreciation and amortization	88	86
Adjusted EBITDA	$101	$205

Adjusted EBITDA was $101 million for the first quarter of 2012 compared to $205 million for the same period of 2011.  The decline resulted from a reduction in energy gross margin because of reduced generation volumes and lower contracted and capacity revenues in Eastern PJM and Western PJM/MISO.  The decline was partially offset by increased realized value of hedges and lower adjusted operating and other expenses primarily from merger cost savings.

The adjusted net loss was $76 million for the first quarter of 2012 compared to adjusted net income of $7 million for the same period of 2011.  The decline was primarily related to the same items that affected adjusted EBITDA, partially offset by lower interest expense.

GenOn’s net loss was $32 million for the first quarter of 2012 compared to a net loss of $111 million for the same period of 2011.  The decrease in net loss was primarily a result of increased unrealized gross margin, a loss on early extinguishment of debt in 2011 which was not repeated in 2012, a decrease in merger-related costs, and the advance settlement of an out-of-market contract obligation.  These were partially offset by the same items that affected adjusted net income/loss, lower of cost or market inventory adjustments, net, and costs to deactivate generating facilities.

Net cash provided by operating activities was $67 million for the first quarter of 2012 compared to $218 million for the same period of 2011.

Liquidity

Total cash and cash equivalents at March 31, 2012 was $1.7 billion.  When taken together with availability under existing credit facilities, GenOn’s total available liquidity at March 31, 2012 was $2.2 billion.

Total debt on March 31, 2012 was approximately $4.2 billion.

Conference Call

GenOn Energy will host its first quarter 2012 earnings conference call beginning at 9:00 a.m. Eastern Time on Thursday, May 10, 2012.  The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section.  A replay of the call can be accessed approximately two hours after the call’s completion.

About GenOn Energy, Inc.

GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 23,700 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its web site at www.genon.com.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein.  This press release is available in the Investor Relations section of our web site at www.genon.com.  To the extent required, we have included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Current Report on Form 8-K furnished to the SEC with this press release, which is also available on our web site.

Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis but could be material to future reported earnings and cash flow.

Net Loss to Adjusted Net Loss and Adjusted EBITDA Guidance

	Year Ending	Year Ending
(in millions)	December 31, 2012	December 31, 2013

Net Loss	$(661)	$(498)
Unrealized losses	317	396
Merger-related costs	9	2
Lower of cost or market inventory adjustments, net	41	—
Costs to deactivate generating facilities	61	5
Major litigation costs, net of recoveries	5	—
Advance settlement of out-of-market contract obligation	(20)	—
Reversal of Potomac River settlement obligation	(32)	—
Gain on sales of assets	(6)	—
Other, net	4	2
Adjusted Net Loss	$(282)	$(93)

Interest expense, net	366	378
Depreciation and amortization	362	384
Adjusted EBITDA	$446	$669

Forward Looking Statements

This press release contains statements, estimates or projections that are “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by words such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or comparable words. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) legislative and regulatory initiatives or changes in regulations affecting the electric industry; (ii) changes in, or changes in the application of, environmental or other laws and regulations; (iii) failure of our generating facilities to perform as expected, including due to outages for unscheduled maintenance or repair; (iv) changes in market conditions or the entry of additional competition in our markets; and (v) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The forward-looking information in this document is given as of the date of the particular statement, and we assume no duty to update this information.  Our filings and other important information are also available on the Investor Relations page of our web site at www.genon.com.

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